Exhibit 99.(p)

AMENDED AND RESTATED

CODE OF ETHICS

FOR

W.P. STEWART & CO., LTD.

AND

     SUBSIDIARIES (including

W.P. STEWART & CO., INC.)

AND

W.P. STEWART & CO. GROWTH FUND, INC.

     Note: All employees of W.P. Stewart & Co., Ltd. and its subsidiaries (the “Firm”) are subject to this Code of Ethics. In addition all employees are also subject to the “W.P. Stewart & Co. Ltd. Code of Business Conduct and Ethics” and the “W.P. Stewart & Co., Ltd. and Subsidiaries Compliance Manual and Manual of Supervisory Procedures” (copies of each of can be found at https://www.wpsnet.wpstewart.com/default.asp). Employees of W.P. Stewart & Co. Ltd., W.P. Stewart & Co., Inc. and W.P. Stewart Asset Management L.P. are also subject to the “Advisers’ written policies and procedures,” which also can be found at https://www.wpsnet.wpstewart.com/default.asp. All employees are reminded that they are also subject to these policies and procedures, which include policies on insider trading, the receipt of gifts, the handling of all internally distributed proprietary and confidential information. All internally distributed information is proprietary and confidential information and should not be discussed or shared with people outside of the Firm.

     Any violation of the Code of Ethics must be promptly reported to the Firm’s Chief Compliance Officer.

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I. PURPOSE

     W.P. Stewart & Co., Ltd., W.P. Stewart & Co., Inc. and W.P. Stewart Asset Management Ltd. are each registered as investment advisers with the Securities and Exchange Commission (each an “Adviser”). Each Adviser has a fiduciary duty to its clients, which requires each employee of an Adviser to act solely for the benefit of clients. This Code of Ethics applies to all employees, officers and directors of the Firm. In addition to abiding by the obligations of this Code of Ethics, it is the obligation of each Supervised Person of the Advisers to comply with all applicable Federal Securities Laws.

     Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) requires Advisers to adopt a Code of Ethics that establishes standards of conduct and reinforces fiduciary principals that govern the conduct of Advisers and their personnel. Section 206 of Advisers Act prohibits, among other things, “any transaction, practice or course of business which operates as a fraud or deceit upon a client or prospective client.”

     In addition, this amended and restated Code of Ethics (the “Code”) has been adopted in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), which relates specifically to activities in connection with the W.P. Stewart & Co. Growth Fund, Inc. (the “Fund”). This Code applies to all employees, officers and directors of the Fund. Rule 17j-1 under the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by affiliated persons of such companies or of their investment advisers or principal underwriters.

     The purpose of this Code is to provide regulations and procedures that are consistent with Federal Securities Laws, including the Advisers Act and Rule 204A-1 thereunder and the 1940 Act and Rule 17j-l thereunder, and are designed to give effect to the general prohibitions set forth in Rule 17j-l(b), which are as follows:

It is unlawful for any affiliated person of or principal underwriter for a registered investment company, such as the Fund, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the registered investment company:

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1.	To employ any device, scheme or artifice to defraud the registered investment company;

2.	To make any untrue statement of a material fact to the registered investment company or omit to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the registered investment company; or

4.	To engage in any manipulative practice with respect to the registered investment company.

     Also, each officer and employee of each Adviser has a duty to act in the best interest of the Firm’s clients, including the Fund. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of our officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

II. GENERAL PRINCIPLES

     In light of our professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the Code to all employees. Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. As a general principle, it is imperative that those who work for an Adviser or on behalf of an investment company avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of clients of the Advisers, including shareholders of the Fund. If you have any doubt as to the propriety of any activity, you should consult the Review Officer.

     While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding employee conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code

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below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

A.	The interests of the Advisers’ clients and the Fund’s shareholders must come first. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of the clients or shareholders.

B.	Personal investment should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest.

C.	Personnel of each of the Advisers and the Fund should not take inappropriate advantage of their position.

III. DEFINITIONS

A.	“Access Person” with respect to each Adviser means any Supervised Person of an Adviser who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii) is involved in making securities recommendations to clients, or (iii) has access to such recommendations that are nonpublic. Since providing investment advice is the primary business of each Adviser, all directors, officers and partners of an Adviser are presumed to be Access Persons an Adviser.

B.	“Access Person” with respect to the Fund means any Advisory Person of the Fund or W.P. Stewart & Co., Inc., the adviser to the Fund. Since the primary business of W.P. Stewart & Co., Inc. is advising funds and other advisory clients, all of the directors, officers and general partners of W.P. Stewart & Co., Inc. are presumed to be Access Persons of the Fund. All the Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

C.	“Advisers” means W.P. Stewart & Co., Ltd., W.P. Stewart & Co., Inc. and W.P. Stewart Asset Management Ltd. (each an “Adviser”).

D.	“Advisory Person” means (i) any director, officer, general partner or employee of the Fund or W.P. Stewart & Co., Inc. (or of any

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company in a Control relationship to the Fund or W.P. Stewart & Co., Inc.), who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship, or deemed by the Review Officer to be in a Control relationship, to the Fund or W.P. Stewart & Co., Inc. who obtains information concerning the recommendations made to the Fund with regard to the purchase or sale of a Covered Security by the Fund.

E.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. A “Beneficial Owner” of a Security under Rule 16a- 1(a)(2) is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the Security. As set forth in Rule 16a-l(a)(2), the term “pecuniary interest” in Securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. Any report required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

F.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

G.	“Covered Security” means any Security, except that it shall not include the following Securities (collectively, “Non-Covered Securities”): shares issued by registered open-end investment companies (“mutual funds”); direct obligations of the United States Government; and money market instruments, including short-term debt securities (that have a maturity at issuance of less than 366 days and are rated in one of the two highest rating categories by a nationally recognized statistical rating organization), repurchase

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agreements, bankers’ acceptances, bank certificates of deposit, and commercial paper.

H.	“Disinterested Director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act. In addition, a “Disinterested Director” may also include: independent directors of an Adviser who (i) would not be deemed to be “interested persons” for any reason other than that they are directors of an Adviser and knowingly have a direct or indirect beneficial interest in securities issued by an Adviser, and (ii) have no involvement with the day-to-day operations of either an Adviser or the Fund.

I.	“Fund” means W. P. Stewart & Co. Growth Fund, Inc.

J.	“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

K.	“Fund Portfolio Manager” means the Access Person(s) who has primary responsibility and authority to make investment decisions on behalf of the Fund.

L.	“Initial Public Offering” means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

M.	“Investment Personnel” of the Fund or its Adviser means (i) any employee of the Fund or W.P. Stewart & Co., Inc. (or of any Company in a Control relationship to the Fund or W.P. Stewart & Co., Inc.) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund; and (ii) any natural person who Controls the Fund or W.P. Stewart & Co., Inc. and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Securities by

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the Fund. Investment Personnel includes, but is not limited to, the Fund Portfolio Manager.

N.	“Late Trading” means when a mutual fund order is received from a client after the Fund’s trading deadline and after the day’s closing price (NAV) is calculated in accordance with Rule 22c-1.

O.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

P.	“Market Timing” means the purchase or sale of Fund shares within thirty (30) days with the intention of capturing short-term profits from market volatility.

Q.	"Personal Securities Holdings" mean (i) Securities in your own account, including IRAs, and (ii) Securities in an account in which you have indirect Beneficial Ownership. Excluded from this definition are accounts over which the Access Person has no direct or indirect control or influence (e.g., third party registered mutual fund, etc.). However, accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect Beneficial Ownership." Also excluded from this definition are accounts over which the Access Person and his/her family member have no direct or indirect control or influence.

R.	"Personal Securities Transactions" mean (i) transactions for your own account, including IRAs, or (ii) transactions for an account in which you have indirect Beneficial Ownership. Excluded from this definition are transactions over which the Access Person has no direct or indirect control or influence (e.g., automatic investment plan, including automatic dividend reinvestment plans, blind trusts). However, transactions in accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect Beneficial Ownership." Also excluded from this definition are transactions over which the

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Access Person and his/her family member have no direct or indirect control or influence (e.g., family member's automatic investment plan, including automatic dividend reinvestment plans, blind trusts).

S.	“Purchase or sale of a Reportable Security” includes, among other things, the purchase or writing of an option to purchase or sell such Reportable Security, with respect to a convertible security, the conversion of such security, the purchase, sale or exercise of a warrant for the purchase of such security, the purchase or sale of any futures contract or option on any futures contract relating to such security, and the purchase or sale of any other commodity or derivative relating to such security.

T.	“Reportable Fund” means any fund (i) advised or sub-advised by an Adviser; or (ii) any fund whose adviser or principal underwriter Controls an Adviser.

U.	“Reportable Security” means a Security as defined below, except it does not include (collectively, “Non-Reportable Securities”): direct obligations of the Government of the United States; money market instruments (including bankers’ acceptances, bank certification of deposit, commercial paper and high quality short-term debt instruments, repurchase agreements); shares issued by money market funds; shares issued by U.S. registered open-end funds (other than Reportable Funds); and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

V.	“Review Officer” means the Chief Compliance Officer (“CCO”) of each of the Advisers and the Fund or such other officer of an Adviser designated from time to time by the CCO to receive and review reports of purchases and sales by Access Persons and to perform such other duties as described in Sections V and X hereof. (Note: The CCO or the Review Officer shall not review or approve his/her own reports or transactions; a supervisor of the CCO or the Review Officer shall be responsible for performing any review of or giving an approval in connection with the CCO’s or Review Officer’s Personal Securities Transactions and Holdings).

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W.	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act to wit: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

X.	A Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Y.	“Security Held or to be Acquired” by the Fund or a client of an Adviser means (i) any Reportable Security (or Covered Security if the person is solely an Access Person of the Fund) which, within the most recent 15 days, (a) is or has been held by the Fund or a client of an Adviser, as applicable, or (b) is being or has been considered by the Fund or an Adviser for purchase by the Fund or a client of an Adviser; and (ii) any option to purchase or sell and any security convertible into or exchangeable for a Reportable Security (or Covered Security if the person is solely an Access Person of the Fund) described in Section III(S).

Z.	“Supervised Persons”, with respect to each Adviser, means: directors, officers and partners of each of the Advisers (or other persons occupying a similar status or performing similar functions); employees of each of the Advisers; and any person who provides advice on behalf of any of the Advisers and is subject to supervision and control of one or more of the Advisers.

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IV. EXEMPTED TRANSACTIONS

The prohibitions and procedures set forth herein relating to Personal Securities Transactions, other than the reporting requirements set forth in Section VIII hereof, shall not apply with respect to:

A.	Purchases or sales of non-Reportable Securities;

B.	Purchases or sales which are non-volitional on the part of the Access Person (non-volitional transactions include gifts to you over which you have no control of the timing or transactions which result from corporate action applicable to all similar security holders, such as splits, tender offers, mergers, stock dividends, etc., as applicable);

C.	Purchases which are part of an automatic dividend reinvestment plan;

D.	Purchases or sales which receive the prior approval of the Review Officer because they are only remotely potentially harmful to clients of the Advisers (including the Fund) because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, sold or held by the Fund or other clients of the Advisers; and

E.	The Review Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include: the size and holding period of the employee’s position in the Security, the market capitalization of the issuer, the liquidity of the Security, the reason for the employee’s requested transaction, the amount and timing of client trading in the same or a related Security, and other relevant factors.

Any employee wishing an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to

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be exceptions, and repetitive exemptive applications by an employee will not be well received.

V.	RESTRICTIONS AND PROCEDURES
ON PERSONAL SECURITIES TRANSACTIONS

A.	Prohibited Transactions:

1.	No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund or an Adviser) any information regarding Securities transactions by the Fund or a client of an Adviser or consideration by the Fund or an Adviser or a client of an Adviser of any such Securities transaction.

2.	No Access Person shall recommend any Securities transaction by the Fund or a client of an Adviser without having disclosed his or her interest, if any, in such Securities or the issuer thereof, to the Review Officer, including without limitation (i) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (ii) any contemplated transaction by such person in such Securities, which transaction may be materially impacted by the recommended transaction by the Fund; (iii) any position with such issuer or its affiliates; and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

3.	No Access Person shall engage in nor facilitate Market Timing or Late Trading in the Fund.

B.	Gifts: No Access Person shall receive any gift or other thing of more than de minimis value ($100) from any person or entity that does business with or on behalf of an Adviser or the Fund without obtaining the prior consent of the CCO.

C.	Other Conflicts of Interest: Access Persons should also be aware that situations other than those involving Personal Securities Transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of

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situations involving real or potential conflicts rather than a complete list of situations to avoid.

1.	“Inside Information” - The use of “inside information” in connection with Personal Securities Transactions as well as in connection with client transactions is prohibited.

2.	“Use of Information” - Information acquired in connection with employment by the Firm may not be used in any way that might be contrary to or in competition with the interests of clients.

3.	“Disclosure of Information” - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside the Firm and in no way can be used for personal gain.

D.	Initial Public Offerings and Limited Offerings: Investment Personnel and Access Persons of the Advisers (excluding the Disinterested Directors of an Adviser or the Fund) shall not directly or indirectly acquire Beneficial Ownership in any Securities in an Initial Public Offering or in a Limited Offering without the prior approval of the Review Officer. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Advisers’ clients (including the Fund and its shareholders) and whether the opportunity is being offered to an individual by virtue of his or her position with an Adviser or the Fund. The Review Officer will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of an Adviser (including Investment Personnel of the Fund) of any Securities in an Initial Public Offering or a Limited Offering. Adviser Access Persons (including Investment Personnel of the Fund) who have been authorized to acquire Securities in an Initial Public Offering or a Limited Offering must disclose such Initial Public Offering or Limited Offering investment to the CCO if one or more of the Advisers or the Fund subsequently makes a decision to invest in the same issuer. In the foregoing circumstances, an Adviser’s or the Fund’s decision to purchase Securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in such issuer. (Note: The Investment Personnel making the independent review should not

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directly or indirectly report to nor be supervised by the Access Person (including Investment Personnel of the Fund) who owns the Initial Public Offering or Limited Offering under review).

E.	Fund: Access Persons (excluding the Disinterested Directors of an Adviser or the Fund) shall not directly or indirectly acquire or sell Beneficial Ownership in the Fund without prior approval of the Review Officer. This prior approval shall take into account, among other factors, the reason why the Access Person wants to make the purchase or redemption of Fund shares, the length of time the Fund has been Beneficially Owned by the Access Person, the amount of Fund shares to be purchased or sold. The Review Officer will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition or sale by Access Persons of Beneficial Ownership in the Fund.

F.	Price Switching: If a person who is considered Investment Personnel or an Access Person of an Adviser executes a Security transaction in which such Investment Personnel or an Access Person of an Adviser receives a more favorable execution price than that received by a client of an Adviser (including the Fund) with respect to the same Securities on the same day the transaction is executed by the Investment Personnel or an Access Person of an Adviser, the Investment Personnel or an Access Person of an Adviser shall be required to switch the price at which such Investment Personnel or an Access Person of an Adviser executed the transaction with the price at which the transaction was executed on behalf of the Fund or a client of an Adviser. The procedure for Price Switching trades by Access Persons of an Adviser are further detailed in Chapter XXIII of the Firm’s Compliance Manual.

G.	Service as a Director: Investment Personnel or an Access Person of an Adviser shall not serve on the boards of directors of publicly traded companies unaffiliated with the Advisers or the Fund, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Advisers’ clients (including the Fund and its shareholders). As a general matter, directorships in unaffiliated public companies or companies that may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede the Advisers’ freedom to act in the

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best interests of the Advisers’ clients (including the Fund and its shareholders). Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

VI. DISINTERESTED DIRECTORS

A Disinterested Director of the Fund or an Adviser who would be subject to Sections VII. A, B, C and D solely by reason of being a Fund or Adviser director, will not be subject to such provisions of this Code unless, at the time of a transaction, such Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund or an Adviser, should have known, that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the Fund Disinterested Director or Reportable Security by the Adviser Disinterested Director, the Fund or a client of an Adviser purchased or sold the Covered Security or Reportable Security or the Fund or an Adviser considered purchasing or selling the Covered Security or Reportable Security. Moreover, notwithstanding the reporting requirements in Section VIII, a Disinterested Director who would be required to report solely by reason of being a Fund or Adviser director is not required to file an Initial Holdings Report Form or an Annual Holdings Report Form (each, as defined in Section V of the Code) and need not file a Quarterly Report Form (as defined on Section VIII of the Code), unless such Disinterested Director knew, or in the ordinary course of fulfilling his official duties as a director of the Fund or Adviser should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security or Reportable Security by the Disinterested Director, the Fund or a client of an Adviser purchased or sold the Covered Security or Reportable Security or the Fund or an Adviser considered purchasing or selling the Covered Security or Reportable Security. If the Disinterested Director had such actual or imputed knowledge, then the provisions of Section VIII shall be applicable with respect to the particular transaction.

VII. COMPLIANCE PROCEDURES

A.	Restricted List: Each Access Person (excluding the Disinterested Directors of an Adviser or the Fund) is required to confirm prior to execution of any Personal Securities Transaction that such transaction is not on the “Restricted List” maintained by the Advisers. By placing an order for any Personal Securities

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Transaction, an Access Person shall be deemed to confirm that such transaction is not subject to any such trading restriction. This includes bonds, stocks (including closed-end funds), convertibles, preferred, options on Securities, warrants, rights, etc. for domestic and foreign Securities whether publicly traded or privately placed. Notwithstanding the foregoing, if a Security is on the Restricted List, a sale of a Security purchased prior to such Security being placed on the Restricted List is permitted, subject to the prior approval of the CCO.

B.	Records of Securities Transactions: All Access Persons (excluding the Disinterested Directors of an Adviser or the Fund) are to direct their brokers to supply to the Review Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all Securities accounts. Going forward, Personal Securities Transactions include subscription and redemption orders in the Fund and Securities accounts include any account containing shares of the Fund Beneficially Owned by an Access Person.

C.	Fund Account: All future subscriptions in the Fund by Access Persons (excluding the Disinterested Directors of an Adviser or the Fund) should be made directly with the Fund (Attention: Director of Fund Administration) and not through any omnibus brokerage account. The Review Officer, in consultation with the General Counsel of the Firm, may provide an exemption to this requirement upon a showing by an Access Person of financial hardship.

D.	Annual Certification of Compliance With Code of Ethics: All Access Persons are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Access Persons are also required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code. Further, Access Persons are required to certify annually that none of the Personal Securities Transactions in which they have engaged violated the Code. Annual certification forms should be sent to the Review Officer.

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E.	Report any Violations: Supervised Persons of the Advisers must report any violations of the Code promptly to the Chief Compliance Officer.

F.	Review by the Board of Directors of the Fund: The Chief Compliance Officer, or his designee, will prepare a report to be considered by the Board of Directors (1) quarterly that identifies any violations by Fund Access Persons requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, in writing, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code or procedures by Fund Access Persons and sanctions imposed in response to the material violation by Fund Access Persons and (b) identifies any recommended changes in existing restrictions or procedures based upon the Fund’s and/or the Advisers’ experience under the Code, evolving industry practices, or developments in applicable laws or regulations, and (c) certifies that the Fund and each Adviser have adopted procedures reasonably necessary to prevent Fund Access Persons from violating the Code.

The Board of the Fund will also be asked to approve any material change to the Code within six months after the adoption of such change, upon receiving certifications from the Fund and W.P. Stewart & Co., Inc. that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code, based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any prohibited conduct as described in Section I hereof.

VIII. REPORTING

The Securities and Exchange Commission requires that a record of all Personal Securities Holdings and Personal Securities Transactions be kept available for inspection. To comply with these rules, each Access Person (excluding the Disinterested Directors of an Adviser or the Fund) must file (i) an initial holdings report form within 10 calendar days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) (the “Initial Holdings Report Form”), (ii) an annual holdings report form by January 30 of each calendar year (which information must

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be current as of a date no more than 45 days before the report is submitted) (the “Annual Holdings Report Form”) and (iii) a quarterly report form within 30 calendar days after the end of each calendar quarter (the “Quarterly Report Form” and collectively with the Initial Holdings Report Form and the Annual Holdings Report Form, the “Reports”). The Reports (or information or statements submitted in lieu of such Reports, as described below) must be filed by all Access Persons even if there were no reportable transactions or holdings during the period. (Write “none” and return with your signature on the relevant form or confirm electronically.) Copies of blank Report forms may be obtained from the Review Officer. Completed Reports should be sent to the Review Officer. Personal Securities Transactions will be reviewed on a confidential basis.

A.	Initial Holdings Report Form (for new Access Persons only):

1.	The Initial Holdings Report Form required by this Section VIII shall state:

(a)	the title, type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security (or Covered Security if you are solely an Access Person of the Fund) in which the Access Person had any direct or indirect Beneficial Ownership as of the date the person became an Access Person;

(b)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities, which includes Non-Reportable Securities (or Non-Covered Security if you are solely an Access Person of the Fund), are held for the direct or indirect benefit of the Access Person as of the date that the person became an Access Person; and

(c)	the date that the Initial Holdings Report Form is submitted by the Access Person.

2.	In lieu of completing an Initial Holdings Report Form, an Access Person may instead confirm in writing (which writing may be electronic) that he or she has provided records of all information required to be disclosed on such Report.

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3.	Any person who became an Access Person before March 1, 2000 is exempt from the Initial Holdings Report Form requirement.

B.	Annual Holdings Report Form:

1.	The Annual Holdings Report Form required by this Section VIII shall state:

(a)	the title, type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security (or Covered Security if you are solely an Access Person of the Fund) in which the Access Person had any direct or indirect Beneficial Ownership as of December 31 of the most recently completed calendar year;

(b)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities, which includes Non-Reportable Securities (or Non-Covered Security if you are solely an Access Person of the Fund), are held for the direct or indirect benefit of the Access Person as of December 31 of the most recently completed calendar year; and

(c)	the date that the Annual Holdings Report Form is submitted by the Access Person.

2.	In lieu of completing an Annual Holdings Report Form, an Access Person may instead confirm in writing (which writing may be electronic) that he or she has provided records of all information required to be disclosed on such Report.

C.	Quarterly Report Form:

1.	The Quarterly Report Form required by this Section VIII shall state:

(a)	with respect to any Personal Securities Transaction during the quarter in a Reportable Security (or

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Covered Security if you are solely an Access Person of the Fund):

(1)	the date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the principal amount and number of shares of the Reportable Security (or Covered Security if you are solely an Access Person of the Fund) involved;

(2)	the nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

(3)	the price of the Reportable Security (or Covered Security if you are solely an Access Person of the Fund) at which the transaction was effected;

(4)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(b)	with respect to any account opened or closed by the Access Person in which any Securities, which includes Non-Reportable Securities (or Non- Covered Security if you are solely an Access Person of the Fund), were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	the name of any broker, dealer or bank with whom the Access Person opened or closed an account; and

(2)	the date the account was opened or closed; and

(c)	the date that the Quarterly Report Form is submitted by the Access Person.

2.	An Access Person need not submit a Quarterly Report Form under this Section VIII if the Report would duplicate

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information contained in broker trade confirmations or account statements received by the Fund or an Adviser with respect to the Access Person in the relevant quarter, if all of the information required by Section VIII.C.l is contained in the broker trade confirmations or account statements, or in the records of the Fund or an Adviser.

3.	An Access Person of an Adviser need not make a separate report under Rule 17j-1 to the extent the information in the report would duplicate information required to be reported under Rule 204A-1.

D.	Each Report may contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the Report has any direct or indirect Beneficial Ownership in the Reportable Security (or Covered Security if you are solely an Access Person of the Fund) to which the Report relates.

IX. SANCTIONS

Upon discovering a violation of this Code, the Firm may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code with respect to Access persons of the Fund and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Fund.

Again, we emphasize the importance of Access Persons of the Advisers or the Fund obtaining the necessary prior clearance of certain Personal Securities Transactions, filing the necessary Reports promptly and avoiding other situations that might involve even the appearance of a conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the Review Officer.

X. ADMINISTRATION AND CONSTRUCTION

A.	The Advisers must provide their Supervised Persons with a copy of the Code and any amendments. Each Supervised Person must provide a written acknowledgement of his or her receipt of the Code or amendments, as applicable, to the Review Officer.

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B.	The duties of the Review Officer are as follows:

1.	Maintaining a current list of the names of all Adviser Access Persons and a current list of the names of all Fund Access Persons, each with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of an Adviser or of any company that Controls an Adviser, and informing all Access Persons of their reporting obligations hereunder;

2.	Maintaining, or supervising the maintenance of, and reviewing all records and reports required by this Code; and

3.	Submitting a written report, pursuant to Rule 17j-1 of the 1940 Act, to the Board of Directors of the Fund, no less frequently than annually that describes any issues (reportable under Rule 17j-1 of the 1940 Act) arising under the Code since the last such report, including but not limited to the information described in Section VII(F)(2) hereof.

C.	The Fund and the Advisers shall cause to be maintained in an easily accessible place at the principal place of business of the Fund and the Advisers, the following records:

1.	A copy of all codes of ethics adopted by the Advisers or the Fund, as the case may be, pursuant to Rule 204A-1 or Rule 17j-1 that have been in effect at any time during the past five (5) years;

2.	A record of each violation of the Code and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

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4.	A copy of each report made by the Review Officer to the Board of Directors for two (2) years from the end of the fiscal year of the Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

5.	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule 204A-1 or Rule 17j-1 and this Code, or who are or were responsible for reviewing such reports;

6.	A copy of each report required by Section VII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible;

7.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted; and

8.	A copy of each Adviser - Access Person’s written acknowledgement of his or her receipt of the Code or amendments, as applicable,

Adopted: January 1994

Amended (W.P. Stewart & Co., Inc. and Fund): June 1999

Amended (W.P. Stewart & Co., Inc. and Fund): June 2000

Amended (W.P. Stewart & Co., Inc. and Fund): October 2001

Amended (W.P. Stewart & Co., Inc. and Fund): December 2003

Amended (W.P. Stewart & Co., Inc. and Fund): December 2004

Amended (W.P. Stewart & Co., Ltd. and Subsidiaries): January 2005

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